Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: David Dunlap, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, (504) 587-7374

Superior Energy Services, Inc. Announces New Director

New Orleans, La. December 12, 2011—Superior Energy Services, Inc. (NYSE: SPN) today announced that the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has appointed Peter D. Kinnear to serve as a director until the 2012 annual meeting of stockholders.

Mr. Kinnear, who will serve as an independent director at Superior, held a variety of Board and executive management roles at FMC Technologies, Inc., including Chairman of the Board from October 2008 through October 2011, Chief Executive Officer from March 2007 through February 2011, President from March 2006 to April 2010, and Chief Operating Officer from March 2006 to March 2007. He has also held numerous management, operations and marketing roles within FMC Technologies and FMC Corporation since 1971.

Terence Hall, Chairman of Superior, stated, “We are pleased to welcome Peter to our Board. He brings to our Board extensive knowledge as a director and leader in the global energy industry, and we look forward to drawing on his immense experience.”

Mr. Kinnear also serves on the Board of Directors of Stone Energy Corporation, as well as on the boards of several non-public entities, including the Petroleum Equipment Suppliers Association, the National Association of Manufacturers, American Petroleum Institute and The Business Council.

Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

# # #

1